SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]
Check the appropriate box:
[ ]    Preliminary proxy statement
[X]    Definitive proxy statement
[ ]    Definitive additional materials
[ ]     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                -----------------------------------------------
                            OVID TECHNOLOGIES, INC.
               (Name of Registrant as Specified in Its Charter)
               -------------------------------------------------
                                JERRY MCAULIFFE
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box)

        [X]     $125 per Exchange Act Rule 0-11(c)(1)(ii), 14A-6(i)(1),
                or 14a-6(j)(2).
        [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14A-6(i)(3).
        [ ] Fee computed on table below per exchange Act Rules 14a-6(i)(4) and 0-11.

                (1)     Title of each class of securities to which transaction
                         applies:

                ---------------------------------------------------------------

                (2) Aggregate number of securities to which transaction applies:

                ---------------------------------------------------------------

                (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule)-11: (1)

                ---------------------------------------------------------------

                (4)     Proposed maximum aggregate value of transaction:

                ---------------------------------------------------------------
        [ ]     Fee paid previously with preliminary materials.
- -------------------------------------------------------------------------------
        [ ]     Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)     Amount previously paid:

        -----------------------------------------------------------------------
        (2)     Form, schedule or registration statement no.:

        -----------------------------------------------------------------------
        (3)     Filing party:

        -----------------------------------------------------------------------
        (4)     Date filed:

        -----------------------------------------------------------------------
- ------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.







                           OVID TECHNOLOGIES, INC.

Dear Stockholder:

   You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held on Wednesday, June 12, 1996 at 2:30 PM, Eastern Standard Time, at the Company's executive offices at 333 Seventh Avenue, Fourth Floor, New York, New York.

   The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked to elect directors, approve an amendment to the Company's 1993 Stock Option Plan to increase the number of shares which may be issued thereunder and to ratify the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Company.

   At the meeting, the Board of Directors will also report on the affairs of the Company, and a discussion period will be provided for questions and comments of general interest to stockholders.

   We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

   Thank you for your cooperation.

                                            Very truly yours,

                                            /s/ Mark L. Nelson

                                            MARK L. NELSON
                                            President and Chief Executive
                                            Officer

May 9, 1996

                           OVID TECHNOLOGIES, INC.

                              333 SEVENTH AVENUE
                           NEW YORK, NEW YORK 10001

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JUNE 12, 1996

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Ovid Technologies, Inc. (the "Company") will be held on Wednesday, June 12, 1996 at 2:30 PM, Eastern Standard Time, at the Company's executive offices at 333 Seventh Avenue, Fourth Floor, New York, New York, for the following purposes:

       (1) To elect five directors to serve for the ensuing year;

       (2) To consider and act upon a proposal to amend the Company's 1993 Stock Option Plan to increase the number of shares which may be issued thereunder;

       (3) To consider and act upon a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 1996; and

       (4) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

   Only stockholders of record at the close of business on April 22, 1996 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

   All stockholders are cordially invited to attend the Annual Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, EACH STOCKHOLDER IS URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                            By Order of the Board of Directors

                                            CARLEEN E. NELSON
                                            Secretary

New York, New York
May 9, 1996

                           OVID TECHNOLOGIES, INC.
                              333 SEVENTH AVENUE
                           NEW YORK, NEW YORK 10001

                               PROXY STATEMENT

                             GENERAL INFORMATION

GENERAL

   This Proxy Statement (first mailed to stockholders on or about May 9, 1996) is furnished to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of Ovid Technologies, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting"), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, June 12, 1996 at 2:30 PM, Eastern Standard Time, at the Company's executive offices at 333 Seventh Avenue, Fourth Floor, New York, New York.

   It is proposed that at the Annual Meeting: (i) five directors will be elected, (ii) the proposed amendment to the Company's 1993 Stock Option Plan (the "Option Plan") to increase the number of shares which may be issued thereunder will be approved and (iii) the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Company for the fiscal year ending December 31, 1996 will be ratified.

   Management currently is not aware of any other matters which will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.

   Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be solicited chiefly by mail; however, certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

REVOCABILITY AND VOTING OF PROXY

   A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Unless otherwise indicated on the form of proxy, shares of Common Stock represented by any proxy in the enclosed form, assuming the proxy is properly executed and received by the Company prior to the Annual Meeting, will be voted with respect to the following items on the agenda: (i) the election of each of the nominees for director as shown on the form of proxy;
(ii) the proposed amendment to the Option Plan to increase the number of shares which may be issued thereunder; and (iii) the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Company.

   Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no specifications are given, the proxies intend to vote the shares represented thereby "for" the election of each of the nominees for director as shown on the form of proxy, "for" approval of the proposed amendment to the Option Plan to increase the number of shares which may be issued thereunder and "for" the ratification of the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Company, and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

   On April 22, 1996, there were 5,749,300 shares of Common Stock outstanding, each of which shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on April 22, 1996 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will not be counted with respect to the specific matter being voted upon. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

   The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of the proposed amendment to the Option Plan and for the ratification of the appointment of Coopers & Lybrand L.L.P.

                   BENEFICIAL OWNERSHIP OF COMMON STOCK BY
                     CERTAIN STOCKHOLDERS AND MANAGEMENT

   The following table sets forth information as of March 27, 1996 regarding the beneficial ownership of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock; (ii) each director and nominee for director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation" below); and (iv) all directors and executive officers of the Company as a group.

                                                              AMOUNT AND NATURE OF
                                                             BENEFICIAL OWNERSHIP OF   PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                          COMMON STOCK(2)       COMMON STOCK
- ----------------------------------------------------------  -----------------------  ---------------
Mark L. Nelson ............................................         4,073,200(3)     70.9%
Martin F. Kahn ............................................           495,000(4)     7.9%
Deborah M. Hull ...........................................           152,000(4)     2.6%
Harry A. Diakoff ..........................................          4,000(4)(5)     *
John J. Hanley ............................................             4,000(4)     *
Carleen E. Nelson .........................................           542,630(6)     8.7%
Lawrence C. Poleshuck .....................................            16,000(7)     *
All directors and executive officers as a group (7
 persons) .................................................      5,296,330(3)(8)     76.1%

- -----------------
*      Less than one percent.

(1) The address of each named individual is c/o Ovid Technologies, Inc., 333 Seventh Avenue, New York, New York 10001.

(2) Except as otherwise indicated, each named beneficial owner has the sole voting and investment power over the shares listed opposite such beneficial owner's name.

(3) Includes 5,200 shares of Common Stock which may be acquired within 60 days upon the exercise of options held by Dana Johnson, Mr. Nelson's wife. Mr. Nelson disclaims beneficial ownership of such shares.

(4) Represents shares of Common Stock which may be acquired within 60 days upon the exercise of options.

(5) Does not include 10,000 shares of Common Stock underlying certain options which, due to an insufficiency in the number of shares authorized for issuance under the Option Plan, were authorized for issuance to Mr. Diakoff, subject to stockholder approval of an increase in the number of shares authorized for issuance under the Option Plan. Subject to approval of Proposal No. 2 of this Proxy Statement, these options will be granted to Mr. Diakoff at an exercise price equal to the closing sale price per share on the date the options were authorized for issuance.

(6) Includes 527,000 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

(7) Includes 4,000 shares of Common Stock which may be acquired within 60 days upon the exercise of options. Mr. Poleshuck resigned as an officer of the Company in November 1995 and maintains a consulting relationship with the Company.

(8) Includes an aggregate of 1,212,200 shares of Common Stock which may be acquired by directors and executive officers within 60 days upon the exercise of options. Does not include an aggregate of 20,000 shares of Common Stock underlying certain options which, due to an insufficiency in the number of shares authorized for issuance under the Option Plan, were authorized for issuance to an officer and a director of the Company, subject to stockholder approval of an increase in the number of shares authorized for issuance under the Option Plan. Subject to approval of Proposal No. 2 of this Proxy Statement, these options will be granted at an exercise price equal to the closing sale price per share on the date the options were authorized for issuance.

                    PROPOSAL NO. 1--ELECTION OF DIRECTORS

   Five directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below (all of whom are currently directors of the Company) to serve until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

   The nominees, their respective ages, the year in which each first became a director of the Company and their principal occupations or employment during the past five years are as follows:

                             YEAR FIRST
NOMINEE              AGE   BECAME DIRECTOR   PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
- -----------------  -----  ---------------  -------------------------------------------------
Mark L. Nelson  ..   38         1985       President and Chief Executive Officer of the
                                           Company. Served as President of the Company and
                                           its predecessors since its inception in 1985.

Martin F. Kahn  ..   46         1994       Chairman of the Company since January 1990.
                                           Served as Chairman of OneSource Information
                                           Services, Inc. since 1993, Chairman of VISTA
                                           Environmental Information, Inc. since 1991 and as
                                           Managing Director of Cadence Information
                                           Associates, L.L.C. (or its predecessor) since
                                           1990.

Deborah M. Hull  .   51         1994       Chief Operating Officer of the Company since
                                           November 1990.

Harry A. Diakoff     53         1994       Director of Research Services for Kaim Associates
                                           Inc. from 1978 to 1995.

John J. Hanley  ..   56         1994       Chairman and Chief Executive Officer of
                                           Scientific American, Inc. and Chairman of the
                                           Board of its subsidiary, W.H. Freeman and
                                           Company, since March 1992. Managing Director of
                                           Scientific American, Inc.'s parent company, the
                                           Von Holtzbrinck Publishing Group since 1992.
                                           Chairman of the Board of Worth Publishers and
                                           director of Macmillan Ltd. since 1995. Served as
                                           Chairman of the Board of Hanley & Belfus, Inc.
                                           since 1992.

   Mark L. Nelson and Carleen E. Nelson, Vice President, Worldwide Sales of the Company, are brother and sister.

   The Board of Directors of the Company has an Audit Committee and a Compensation Committee. During the year ended December 31, 1995, the Board of Directors held four meetings. Each director in office during such year attended each meeting of the Board of Directors and each meeting of committees of the Board of Directors on which he or she served, except John J. Hanley, who attended three of the four meetings of the Board of Directors.

   The Audit Committee, composed of Martin F. Kahn, Harry A. Diakoff and John
J. Hanley, is charged with reviewing the Company's annual audit, the Company's internal controls and financial management practices and meeting with the Company's independent accountants. The Audit Committee met once during the year ended December 31, 1995, with all members of the committee in attendance.

   The Compensation Committee, composed of Mark L. Nelson, Harry A. Diakoff and John J. Hanley, reviews the compensation levels of the Company's executive officers and makes recommendations to the Board of Directors regarding compensation. The Compensation Committee also administers the Company's stock option plans and makes grants thereunder. The Compensation Committee met once in the year ended December 31, 1995, with all members of the Committee in attendance.

VOTE REQUIRED

   The five nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.

   THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE FIVE NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THEIR ELECTION.

                            EXECUTIVE COMPENSATION

   The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the Company's chief executive officer and to each other executive officer of the Company whose total annual salary exceeded $100,000 for the fiscal year ended December 31, 1995. Information is given for all years subsequent to the initial public offering of the Company's Common Stock in June 1994.

                          SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION(1)     LONG-TERM COMPENSATION
                                              ------------------------  ---------------------------
                                                                                        ALL OTHER
                                                                                       COMPENSATION
NAME AND PRINCIPAL POSITION             YEAR   SALARY ($)   BONUS ($)    OPTIONS (#)       ($)
- ------------------------------------  ------  ----------  ------------  -----------  --------------
Mark L. Nelson -- President and
 Chief                                  1995    $150,000  --            --           --
 Executive Officer ..................   1994     102,000  --            --           --
Deborah M. Hull -- Chief Operating      1995    $150,000  --(2)         --           --
 Officer ............................   1994     135,500  $50,000(2)    --           $9,600(3)
Lawrence C. Poleshuck -- Vice
 President,                             1995    $135,125  --            --           --
 Technology (4) .....................   1994     103,000  $25,900       24,000       --

- ------------

   (1) Amounts reflected do not include perquisites and other personal benefits received by any named executive, which, in all instances, were less than the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive.

   (2) Bonus reflected for 1994 was earned in 1994 and paid in 1995.

   (3) Represents rental payments made on behalf of Ms. Hull.

   (4) Resigned as an officer of the Company effective as of November 22, 1995.

   There were no option grants in the fiscal year ended December 31, 1995 to the persons named in the Summary Compensation Table.

   The following table sets forth information with respect to (i) stock options exercised in the fiscal year ended December 31, 1995 by the persons named in the Summary Compensation Table and (ii) unexercised stock options held by such individuals at December 31, 1995.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES

                                                                                            VALUE OF UNEXERCISED
                                                      NUMBER OF UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS AT FISCAL
                                                       HELD AT FISCAL YEAR END (#)            YEAR END ($) (1)
                                                     ------------------------------  --------------------------------
                            SHARES
                          ACQUIRED ON      VALUE
NAME                     EXERCISE (#)   REALIZED ($)   EXERCISABLE    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ----------               -------------  ------------  -------------  ---------------  ---------------  ---------------
Deborah M. Hull .......     10,000        $107,400       152,000    --                 $1,100,480(2)            --
Lawrence Poleshuck (3)       8,000        $ 82,000         8,000    8,000              $     38,000        $38,000

- ------------
   (1) Computed based upon the difference between the last sale price per share of the Company's Common Stock of $7.25 on December 29, 1995 and the exercise price.

   (2) Computed assuming an exercise price of $.01 per share. Ms. Hull has agreed to pay the Company $.01 per share acquired upon the exercise of stock options, notwithstanding the option exercise price of $.0003 per share.

   (3) Resigned as an officer of the Company in November 1995 and maintains a consulting relationship with the Company.

COMPENSATION OF DIRECTORS

   Martin F. Kahn is presently being paid consulting fees of $6,250 per month. Directors who are not employees or consultants of the Company currently receive $1,500 for each meeting of the Board attended and $500 for each meeting of each Committee of the Board attended, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at Board of Directors' meetings. Directors who are employees or consultants of the Company are not paid any additional compensation for serving as a director.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   General. The Compensation Committee, consisting of Mark L. Nelson, Harry A. Diakoff and John J. Hanley, was established in January 1994. Prior to the establishment of the Compensation Committee, the Board of Directors administered the Company's executive compensation programs, monitored corporate performance and its relationship to compensation of executive officers, and made appropriate decisions concerning matters of executive compensation. At the time of the formation of the Compensation Committee and periodically since then, the compensation levels of the Company's executive officers were reviewed and compared to officers of other publicly held technology and information services companies.

   One of the Company's strengths contributing to its success is a strong management team. The Compensation Committee believes that low executive turnover has been instrumental to the Company's success, and that the Company's compensation program has played a major role in limiting executive turnover. The compensation program is designed to enable the Company to attract, retain and reward capable employees who can contribute to the continued success of the Company. Equity participation and a strong alignment to stockholders' interests are key elements of the Company's compensation philosophy. The Company's executive compensation policies are intended to (i) attract and retain the most highly qualified managerial and executive talent;
(ii) afford appropriate incentives to produce superior performance; (iii) emphasize sustained performance by aligning rewards with stockholder interests, especially through the use of the Company's stock option plans;
(iv) motivate executives and employees to achieve the Company's annual and long-term business goals; and (v) reward executives for superior individual contributions to the Company.

   To implement these policies, the Board designed an executive compensation program consisting, in general, of base salary, annual bonus plan and stock options. The Compensation Committee intends to continue the implementation of the existing Company compensation program.

   Base Salary. Base salaries reflect individual responsibilities, experience, leadership and contribution to the success of the Company. Annual salary adjustments are determined by evaluating the performance of the executive and any increased responsibilities assumed by the executive, the performance of the Company and the competitive marketplace. Salary adjustments are determined and normally made on an annual basis. During the fiscal year ended December 31, 1995, Mark L. Nelson earned $150,000, an increase of approximately $48,000 over the amount he earned in the previous fiscal year. The Compensation Committee, based on a review of compensation levels of Chief Executive Officers of other technology and information services companies and a review of the Company's performance and results of operations over the fiscal year, believes that the amount of Mr. Nelson's compensation is justified. Mr. Nelson did not participate in deliberations and decisions of the Compensation Committee with regard to his own compensation.

   Annual Bonuses. The Company's executive officers are eligible to receive an annual discretionary bonus which is awarded based on an evaluation of individual performance, as well as overall Company earnings. The amount, if any, of discretionary bonuses awarded to executive officers will be recommended to the Compensation Committee by the President and must be approved by the Compensation Committee. Any discretionary bonus awarded to Mr. Nelson, as President and Chief Executive Officer, must be approved by the disinterested members of the Board of Directors.

   Stock Options. The Compensation Committee endorses the position that equity ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value and, accordingly, endorses the stock option program currently in place. The Company has adopted two option plans, the 1990 Stock Option Plan and the Option Plan. Stock option awards have generally vested ratably over a three-year period, providing a long-term view and incentives tied to growth in stockholder values. The Committee strongly believes that the compensation program should provide employees with an opportunity to increase their ownership and potentially gain financially from Company stock price increases. By this approach, the best interests of stockholders, executives and employees will be closely aligned.

   The Committee believes that the use of stock options as the basis for long-term incentive compensation meets the Company's compensation strategy and business needs of the Company by emphasizing increased value for stockholders and retaining key employees. The Committee intends to work closely with the Board of Directors to achieve these goals.

Compensation Committee
 Mark L. Nelson
 Harry A. Diakoff
 John J. Hanley

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee, consisting of Messrs. Nelson, Diakoff and Hanley, was established in January 1994, and assumed the responsibility for decisions concerning executive compensation. Prior to the establishment of the Compensation Committee, decisions relating to executive compensation were made by the Board of Directors. Mr. Nelson was the sole stockholder of the Company prior to its initial public offering in June 1994 and was the sole director of the Company prior to January 1994. In such capacity and, in consultation with executive officers of the Company and others, Mr. Nelson set the compensation levels for all executive officers, including himself.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   From its inception until its initial public offering in June 1994, the Company had been operating as an S Corporation for tax purposes. As such, corporate income was taxable directly to Mark L. Nelson, as the sole stockholder, rather than the Company. The Company declared and made distributions annually to Mr. Nelson in an amount which permitted him to pay the taxes on the corporate income. In May 1995, a final distribution of $275,000 was paid to Mr. Nelson.

   The Company has entered into a tax indemnification agreement with Mark L. Nelson which provides for: (i) an indemnification of Mr. Nelson by the Company for any losses or liabilities with respect to additional taxes (including interest, penalties and legal fees) resulting from the Company's operations during the period in which it was an S Corporation and (ii) an indemnification of the Company by Mr. Nelson for certain tax liabilities that result from any final determination of an adjustment to Mr. Nelson's taxable income resulting in a decrease in Mr. Nelson's taxable income during the period in which the Company was an S Corporation, and a corresponding increase in the income tax liability payable by the Company for any taxable year of the Company in which it was a C Corporation.

   During the year ended December 31, 1995, the Company paid consulting fees aggregating approximately $81,250 to Martin F. Kahn, a director of the Company, a portion of which was related to services rendered during 1994. In addition, during the year ended December 31, 1995, the Company paid to Mr. Kahn a bonus in the amount of $10,000 in connection with services rendered during 1994.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

   To the Company's knowledge, the Company's directors, executive officers and beneficial owners of more than ten percent of the Company's Common Stock are in compliance with the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934, as amended, except Lawrence C. Poleshuck, a former executive officer of the Company, failed to timely report one transaction on Form 4. The transaction was subsequently reported.

                    COMPARATIVE PERFORMANCE BY THE COMPANY

   The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return of (i) a broad equity market index and (ii) a published industry index or peer group. Although the chart would normally be for a five-year period, the Common Stock of the Company began trading publicly on June 14, 1994 and, as a result, the following chart commences as of such date. This chart compares the Common Stock with (i) the Nasdaq Stock Market-United States Index and (ii) the Hambrecht & Quist Technology Index, and assumes an investment of $100 on June 14, 1994 in each of the Common Stock, the stocks comprising the Nasdaq Stock Market-United States Index and the stocks comprising the Hambrecht & Quist Technology Index.

                           OVID TECHNOLOGIES, INC.
                    COMPARISON OF CUMULATIVE TOTAL RETURN
 (JUNE 14, 1994 -- DECEMBER 31, 1995) COMPARISON GRAPH FOR OVID TECHNOLOGIES
                  NASDAQ COMPOSITE INDEX AND H&Q TECHNOLOGY

        [graph omitted for EDGAR; data points of the graph follow]

                                6/14/94         12/31/94        12/31/95
                                -------         --------        --------
                                                (dollars)
Ovid Technologies                100              163              87

NASDAQ Composite Index           100              102             139

H&Q Technology                   100              116             154


               PROPOSAL NO. 2--APPROVAL OF AN AMENDMENT TO THE
                 COMPANY'S 1993 STOCK OPTION PLAN TO INCREASE
             THE NUMBER OF SHARES WHICH MAY BE ISSUED THEREUNDER

   The Board of Directors of the Company (the "Board") has unanimously adopted, subject to stockholder approval, an amendment to the Company's 1993 Stock Option Plan which would increase the aggregate number of shares of Common Stock that may be issued thereunder from 450,000 shares to 750,000 shares. As of March 27, 1996, the number of shares available for future grants under the Plan was 8,650.

   The Plan was adopted by the Board for the purpose of securing for the Company and its stockholders the benefits of common stock ownership of the Company by key personnel of the Company and its subsidiaries. The Board believes that the granting of options under the Plan will foster the Company's ability to attract, retain and motivate those individuals who will be largely responsible for the profitability and long-term future growth of the Company. As of March 27, 1996, approximately 170 persons were eligible to participate in the Plan. No award may be granted under the Plan after October 3, 2003.

   The Plan is administered by the Board's Compensation Committee (the "Committee") chosen by the Board. Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, will has full power and authority to grant options under the Plan, to interpret the provisions of the Plan, to fix and interpret the provisions of option agreements made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, is final and conclusive on all persons. Each grant of options is evidenced by a stock option agreement executed by the Company and the optionee at the time of grant, in accordance with the terms and conditions of the Plan.

   Options may be granted under the Plan to present or future key employees of the Company or a subsidiary of the Company (a "Subsidiary") within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"), and to directors of and consultants to the Company or a Subsidiary who are not employees. Subject to the provisions of the Plan, the Committee may from time to time select the persons to whom options will be granted, fix the number of shares covered by each such option and establish the terms and conditions thereof (including, without limitation, the exercise price, restrictions on exercisability of the option and/or on the disposition of the shares of Common Stock issued upon exercise thereof, and whether or not the option is to be treated as an incentive stock option within the meaning of
Section 422 of the Code (an "Incentive Stock Option")).

   In the case of an option which is not treated as an Incentive Stock Option (a "Non-Qualified Stock Option"), the exercise price per share may not be less than the par value of a share of Common Stock on the date the option is granted; and, in the case of an Incentive Stock Option, the exercise price per share may not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted (110% in the case of an optionee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary (a "ten percent shareholder")).

   The period during which an option may be exercised will be fixed by the Committee and will not exceed ten years from the date the option is granted (five years in the case of an Incentive Stock Option granted to a ten percent shareholder).

   No option will become exercisable unless the person to whom the option is granted remains in the continuous employ or service of the Company or a Subsidiary for at least six months (or for such longer period as the Committee may designate) from the date the option is granted.

   Unless extended by the Committee, if an optionee ceases to be employed by or to perform services for the Company or any Subsidiary for any reason other than death or disability, then each outstanding option granted to him or her under the Plan will terminate on the date three months after the date of such termination of employment or service, provided, however, that, if the optionee's employment or service is terminated by the Company for cause, then the option will terminate upon the date of such termination of employment or service. If an optionee's employment or service is terminated by reason of the optionee's death or disability (or if the optionee's employment or service is terminated by reason of his or her disability and the optionee dies within one year after such termination of employment or service), then each outstanding option granted to the optionee under the Plan will terminate on the date one year after the date of such termination of employment or service (or one year after the later death of a disabled optionee) or, if earlier, the date specified in the option agreement.

   If any event constituting a "Change in Control of the Company" shall occur, all Options granted under the Plan which are outstanding at the time a Change of Control of the Company shall occur shall immediately become exercisable. A "Change in Control of the Company" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

   The Board may amend or terminate the Plan. Except as otherwise provided in the Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan, change the minimum option price for options, materially increase the benefits under the Plan, or modify the class of persons eligible to receive options under the Plan shall be subject to the approval of the Company's stockholders. No amendment or termination may affect adversely any outstanding option without the written consent of the optionee.

NEW PLAN BENEFITS

   The table below indicates stock options which were authorized for issuance, subject to stockholder approval of Proposal No. 2 of this Proxy Statement, to
(i) each person named in the Summary Compensation Table appearing earlier in this Proxy Statement, (ii) all current executive officers of the Company as a group, (iii) all current directors who are not executive officers as a group and (iv) all employees of the Company, including all current officers of the Company who are not executive officers of the Company, as a group:

                       1993 STOCK OPTION PLAN BENEFITS

                                                                   DOLLAR VALUE
NAME AND POSITION                                                      (1)        NUMBER OF SHARES
- ---------------------------------------------------------------  --------------  ----------------
Harry A. Diakoff -- Director and Consultant ....................     $ 60,000          10,000
Deborah M. Hull -- Chief Operating Officer and Director  .......     $ 42,000           7,000
Jerry P. McAuliffe -- Chief Financial Officer ..................     $111,000          18,500
Carleen E. Nelson -- Vice President, Worldwide Sales  ..........     $ 51,000           8,500
Mark L. Nelson -- President, Chief Executive Officer and
 Director ......................................................     $ 42,000           7,000
Executive Officers as a Group (4 persons) ......................     $246,000          41,000
Non-Executive Officer Director Group (1 person) ................     $ 60,000          10,000
Non-Executive Officer Employee Group ...........................     $886,800         147,800

- ------------

   (1) Amounts are determined by multiplying the number of options granted by the exercise price of the option which was $6.00, the market price of a share of Common Stock on April 23, 1996, the grant date.

FEDERAL INCOME TAX CONSEQUENCES

   An optionee will not realize taxable income upon the grant of an option. In general, the holder of a Non-Qualified Stock Option will realize ordinary income when the option is exercised equal to the excess of the value of the stock over the exercise price (i.e., the option spread), and the Company receives a corresponding deduction if applicable withholding requirements are met. (If an option is exercised within six months after the date of grant and if the optionee is subject to the six month restrictions on sale of Common Stock under Section 16(b) of the Securities Exchange Act of 1934, as amended, the optionee generally will recognize ordinary income on the date the restrictions lapse, unless an early income recognition election is made.) Upon a later sale of the stock, an optionee will realize capital gain or loss equal to the difference between the selling price and the value of the stock at the time the option was exercised.

   The holder of an Incentive Stock Option will not realize taxable income upon the exercise of the option (although the option spread is an item of tax preference income potentially subject to the alternative minimum tax). If the stock acquired upon exercise of the Incentive Stock Option is sold or otherwise disposed of within two years from the option grant date or within one year from the exercise date, then, in general, gain realized on the sale is treated as ordinary income to the extent of the option spread at the exercise date, and the Company receives a corresponding deduction. Any remaining gain is treated as capital gain. If the stock is held for at least two years from the grant date and one year from the exercise date, then gain or loss realized upon the sale will be capital gain or loss and the Company will not be entitled to a deduction. A special basis adjustment applies to reduce the gain for alternative minimum tax purposes.

THE AMENDMENT TO THE PLAN

   As of March 27, 1996, the number of shares available for future grants under the Plan was 8,650. The Board believes that approval of the amendment to increase the aggregate number of shares which may be issued under the Plan will serve the best interests of the Company and its stockholders by permitting the Compensation Committee to exercise needed flexibility in the administration of the Plan and the granting of options thereunder. In addition, the Board believes that the ability to grant additional options will help attract, motivate and retain key employees and directors who are in a position to contribute to the successful conduct of the business and affairs of the Company as well as stimulate in such individuals an increased desire to render greater service to the Company.

     Accordingly, the Board recommends that the stockholders approve the following resolution:

     RESOLVED, that the aggregate number of shares of the Corporation's Common Stock which may be issued under the Corporation's 1993 Stock Option Plan (the "Plan") shall be increased to 750,000 shares, and that the first sentence of Section 2 of the Plan be amended to read in its entirety as follows:

         "The Company may issue and sell a total of 750,000 shares of its common stock (the "Common Stock") pursuant to the Plan."

VOTE REQUIRED

   The affirmative vote of the holders of a majority of the shares of Common Stock of the Company issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of the amendment as set forth in Proposal No. 2. Broker non-votes with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter, although they will be counted in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

   THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                 PROPOSAL NO. 3--RATIFICATION OF APPOINTMENT
                 OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   The stockholders will be asked to ratify the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Company for the fiscal year ending December 31, 1996. Coopers & Lybrand L.L.P. audited the consolidated financial statements of the Company for the year ended December 31, 1995. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.

   THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                            STOCKHOLDER PROPOSALS

   All stockholder proposals which are intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 1997 must be received by the Company no later than December 29, 1996 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                OTHER BUSINESS

   The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

   The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          CARLEEN E. NELSON
                                          Secretary

Dated: May 9, 1996

   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: OVID TECHNOLOGIES, INC., ATTENTION: CORPORATE SECRETARY, 333 SEVENTH AVENUE, NEW YORK, NEW YORK 10001.

                           OVID TECHNOLOGIES, INC.

            THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 1996

   The undersigned, a stockholder of Ovid Technologies, Inc. (the "Corporation"), hereby constitutes and appoints Mark L. Nelson, Deborah M. Hull and Jerry P. McAuliffe and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Wednesday, June 12, 1996, and at any and all adjournments or postponements thereof, as follows:

   1) ELECTION OF DIRECTORS
 [ ] FOR the nominees listed below         [ ] WITHHOLDING AUTHORITY
(except as marked to the contrary below)   to vote for all the nominees listed
                                           below

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)
Nominees: Mark L. Nelson, Deborah M. Hull, Martin F. Kahn, Harry A. Diakoff and John J. Hanley

   2) PROPOSAL TO AMEND THE CORPORATION'S 1993 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES WHICH MAY BE ISSUED THEREUNDER
                 [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

   3) PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND L.L.P.
                 [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

   4) In their discretion, upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof.
                                                   (Continued on reverse side)

(Continued)

   Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2 and 3 above. IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTORS AND FOR PROPOSALS 2 AND 3.

   Any and all proxies heretofore given by the undersigned are hereby revoked.

                                                 Dated:
                                                       ----------------------

                                                 ----------------------------

                                                 ----------------------------
                                                 Please sign exactly as your
                                                 name(s) appear hereon. If
                                                 shares are held by two or
                                                 more persons each should
                                                 sign. Trustees, executors and
                                                 other fiduciaries should
                                                 indicate their capacity.
                                                 Shares held by corporations,
                                                 partnerships, associations,
                                                 etc. should be signed by an
                                                 authorized person, giving
                                                 full title or authority.

          PLEASE DATE, SIGN AND MAIL IN THE ENCLOSED REPLY ENVELOPE